Exhibit 99.1

Gaiam Reports Second Quarter 2004 Results

Broomfield, CO, August 2, 2004. Gaiam, Inc. (Nasdaq: GAIA) announced results for its second quarter ended June 30, 2004. Gaiam is a multi-channel lifestyle company catering to customers who value natural health, personal development, ecological lifestyles and responsible media.

The company will host a conference call today, August 2, 2004, at 2:30 p.m. M.D.T. (4:30 p.m. E.D.T.) to review its results for the second quarter 2004.

Dial-in No.:            (888) 664-9855

Passcode:              GAIAM

For the second quarter ended June 30, 2004, Gaiam revenues were $17 million, which was $3.3 million lower than anticipated and than for the same period of last year. As pre-announced, the shortfall came in Gaiam’s domestic business segment. Internal revenue growth in Gaiam’s other businesses for the quarter was solid: Internet business 18%, catalog business 5% and international business 8%.

Mostly because of the revenue shortfall Gaiam has reported a net loss for the quarter of $2.2 million or $0.15 per share, compared to a net loss of $759 thousand or $0.05 per share during the same period of 2003.

However, during the second quarter Gaiam generated positive cash contribution of $1.4 million from its operations, compared to the cash use of $81 thousand in the second quarter of 2003.

For the six months ended June 30, Gaiam reported revenue of $40.8 million compared to $43.3 million for the same period in 2003 and a net loss of $2.5 million or $0.17 per share compared to a net loss of $1.1 million or $0.08 per share for the six months ended June 30, 2003.

For the six month period, Gaiam generated a $4.1 million cash contribution from its operations compared to $1.4 million generated during the first half of 2003.

Gaiam ended the second quarter with $12.6 million in cash; up from $11 million at the end of first quarter and $8.4 million at December 31, 2003. Gaiam still has no debt and an unused $15 million line of credit.

Gaiam expects to generate positive operating cash flow, as well as free cash flow, for its full fiscal year.

“We are definitely not satisfied with our results with the exception of generating positive cash contribution in this quarter, which was above our expectation,” said Jirka Rysavy, Chairman and Chief Executive Officer.

“Our revenue shortfall came from our business segment. Sales declined $1.1 million from distributors supplying mass merchants such as WalMart and Costco as these and other retailers are converting inventories from VHS to DVD. Additionally, revenues from Target dropped $1.0 million as they reduced inventories to prepare for the third quarter reset that will increase the Gaiam space to 12 feet.  The Target reset order will start shipping in August,” said Lynn Powers, President.

This press release includes forward-looking statements relating to matters that are not historical facts.  Forward-looking statements may be identified by the use of words such as “expect,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy.  While the Company believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different.  Risks and uncertainties that could cause materially different results include, among others, introduction of the Company’s new products and services, the successful completion and integration of acquisitions, the possibility of negative economic conditions and other risks and uncertainties included in the Company’s filings with the Securities and Exchange Commission.  The Company assumes no duty to update any forward-looking statements.

Additional guidance may be given on the conference call. A replay of the call will begin 1 hour after the end of the call and will continue until August 4th, at 5:00 p.m. E.D.T.

Replay number:  (800) 327-0498

Contact:   Janet Mathews, Chief Financial Officer   (303) 222-3663

http: www.gaiam.com

Gaiam, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended		Three months ended
	June 30, 2004		June 30, 2003

Net revenue	$17,031	100.0%	$20,352	100.0%

Cost of goods sold	8,491	49.9%	9,536	46.9%

Gross profit	8,540	50.1%	10,816	53.1%

Operating expenses	12,174	71.4%	11,901	58.4%

Loss from operations	(3,634)	(21.3)%	(1,085)	(5.3)%

Other income	76	0.4%	17	0.1%

Loss before income taxes	(3,558)	(20.9)%	(1,068)	(5.2)%

Income tax benefit	(1,297)	(7.6)%	(406)	(2.0)%

Minority interest income (expense)	46	0.3%	(97)	(0.5)%

Net loss	$(2,215)	(13.0)%	$(759)	(3.7)%

Shares outstanding:
Basic	14,686		14,594
Diluted	14,686		14,594

Earnings (loss) per share:
Basic	$(0.15)		$(0.05)
Diluted	$(0.15)		$(0.05)

Gaiam, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Six months ended		Six months ended
	June 30, 2004		June 30, 2003

Net revenue	$40,806	100.0%	$43,324	100.0%

Cost of goods sold	19,590	48.0%	20,184	46.6%

Gross profit	21,216	52.0%	23,140	53.4%

Operating expenses	25,179	61.7%	24,722	57.1%

Loss from operations	(3,963)	(9.7)%	(1,582)	(3.7)%

Other income	132	0.3%	43	0.1%

Loss before income taxes	(3,831)	(9.4)%	(1,539)	(3.6)%

Income tax benefit	(1,413)	(3.5)%	(604)	(1.4)%

Minority interest expense	(126)	(0.3)%	(177)	(0.4)%

Net loss	$(2,544)	(6.2)%	$(1,112)	(2.6)%

Shares outstanding:
Basic	14,650		14,587
Diluted	14,650		14,587

Earnings (loss) per share:
Basic	$(0.17)		$(0.08)
Diluted	$(0.17)		$(0.08)

GAIAM, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share information)

	June 30,	December 31,
	2004	2003
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$12,551	$8,384
Accounts receivable, net	7,031	17,818
Income tax and other receivables	3,641	2,091
Inventory, less allowances	16,669	16,629
Deferred advertising costs	1,749	1,649
Other current assets	1,371	1,280
Total current assets	43,012	47,851

Property and equipment, net	9,233	10,314
Investments	7,865	7,865
Capitalized production costs, net	5,893	6,094
Media library, net	5,750	6,084
Goodwill and other intangibles	9,559	9,509
Deferred tax assets	3,312	3,488
Other assets	440	655
Total assets	$85,064	$91,860

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$8,061	$12,459
Accrued liabilities	4,067	4,904
Income taxes payable	1,027	902
Capital lease obligations, current	18	55
Total current liabilities	13,173	18,320

Deferred tax liabilities	802	735
Total liabilities	13,975	19,055

Minority interest	3,492	3,320

Commitments and contingencies

Stockholders’ equity:
Class A common stock, $.0001 par value, 150,000,000 shares authorized, 9,306,277 and 9,203,056 shares issued and outstanding at June 30, 2004 and December 31, 2003, respectively	1	1
Class B common stock, $.0001 par value, 50,000,000 shares authorized, 5,400,000 issued and outstanding at June 30, 2004 and December 31, 2003, respectively	1	1
Additional paid-in capital	54,366	53,831
Deferred compensation	(36)	(72)
Accumulated other comprehensive income	610	525
Retained earnings	12,655	15,199
Total stockholders’ equity	67,597	69,485
Total liabilities and stockholders’ equity	$85,064	$91,860